Exhibit 10.2

EXECUTION VERSION

From:	Groeneveld-Beka France SARL
The Timken Company
(collectively, the "Offeror")

To:	EnPro Holdings, Inc. ("EnPro Holdings")
EnPro Luxembourg Holding Company S.a.r.l. ("EnPro Lux")

September 5, 2022

Irrevocable and binding offer (this "Put Option Agreement") with regards to the purchase of the equity interests of GGB France EURL (“GGB France”)

Dear Sirs,

Reference is made to the proposed acquisition, by the Offeror, from EnPro Lux, of 100% of the equity interests of GGB France EURL (the "GGB France Shares") (the "Proposed Transaction") on the terms and conditions of:

(A)	the irrevocable and binding offer set out in this Put Option Agreement (the "Offer"); and

(B)	the executed version of the equity purchase agreement in relation to the Equity Interests which is attached as Appendix 1 to this Put Option Agreement (the "SPA").

Unless otherwise defined herein, capitalized terms used in this Offer, including its preamble, shall have the meaning given to them in the SPA.

1.	THE OFFER

1.1
In consideration of EnPro Holdings and EnPro Lux granting the Offeror exclusivity in relation to the Proposed Transaction on the terms of clause 3 below, the Offeror hereby irrevocably undertakes to purchase from EnPro Lux, the GGB France Shares on the terms, and subject to the conditions set forth in this Offer and the SPA.

1.2
This Offer may be exercised by EnPro Lux at any time during the period commencing on the date hereof (the "Firm Offer Date") until 11:59pm (Eastern Time) on (i) the date falling 30 days after the date on which the last applicable Employees’ Consultation Process (as defined in clause 2) will have been completed, or will be deemed to have been completed as provided in Appendix 2, or (ii) such later date as may be agreed in writing between the Offeror, EnPro Holdings and EnPro Lux (such date, the "Expiry Date" and such period, the "Offer Period"). The Expiry Date shall be no later than the Termination Date (as defined in the SPA).

The Offer shall be irrevocable from the Firm Offer Date and may not be withdrawn or varied for any reason whatsoever prior to the end of the Offer Period without the prior written consent of EnPro Holdings and EnPro Lux. The Offeror acknowledges and agrees that any such withdrawal or variation without the prior written consent of EnPro Holdings and EnPro Lux shall be null and void and of no effect on its obligations under this Offer.

1.3	EnPro Lux may, at its sole option and full discretion, exercise the Offer at any time during the Offer Period by providing the Offeror with an exercise notice in writing (a "Notice of Exercise").

1.4	To be valid, the Notice of Exercise:

-	shall confirm that all Employees’ Consultation Processes have been completed or are deemed to have been completed as provided under Appendix 2;

-	shall be issued no later than the Expiry Date; and

-	shall relate to all of the GGB France Shares.

1.5
Immediately following delivery of a valid Notice of Exercise by EnPro Lux, EnPro Lux shall (and EnPro Holdings shall procure that EnPro Lux shall) execute the adherence agreement to the SPA as set out under Exhibit F of the SPA and Appendix 3 (the "Adherence Agreement").

1.8	A Notice of Exercise given in accordance with clause 1.4 may not be revoked without the prior written consent of the Offeror.

1.9
If EnPro Lux does not provide a valid Notice of Exercise on or before the Expiry Date or the SPA is validly terminated for any reason pursuant to Section 9.1 thereof, the Offer shall lapse and cease to be exercisable and, save for clauses 4 (Confidentiality) and 6 (Miscellaneous) of this Put Option Agreement, this Offer shall terminate with immediate effect and all the rights and obligations of the Offeror shall cease, except with respect to the rights, obligations or liabilities which have accrued under this Offer prior to the Expiry Date and which shall continue thereafter.

1.10
Prior to EnPro Lux sending the Notice of Exercise, the Offeror further acknowledges that EnPro Lux and EnPro Holdings have not made any commitment to proceed with the Proposed Transaction and may decline to exercise this Offer for any reason in its absolute discretion.

2.	EMPLOYEES’ INFORMATION AND CONSULTATION PROCESSES

2.1
The Offeror acknowledges that, in accordance with applicable Laws, before any decision is made by EnPro Lux to exercise the Offer, there is an obligation to proceed with the employees’ information and consultation processes detailed in Appendix 2 (the "Employees’ Consultation Processes") to be commenced as soon as reasonably practicable and no later than five Business Days after this date of this Put Option Agreement.

2.2	By countersigning this Put Option Agreement, each of EnPro Holdings and EnPro Lux undertakes:

-
to use its reasonable endeavors to procure that the Employees’ Consultation Processes are carried out in accordance with best practices and are completed in accordance with the relevant applicable Laws and as reasonably promptly as practicable;

-
to regularly and promptly inform the Offeror of the progress of the Employees’ Consultation Processes, and to notify promptly the Offeror of (i) any issues likely to affect the timing of the Employees’ Consultation Processes and (ii) the issuance of the relevant opinions or decisions;

-
to promptly provide to the Offeror a copy of all requests for information and specific questions received from the SEC (as defined in Appendix 2) with respect to the Proposed Transaction that include any request for information or specific questions relating to the Offeror or the future activities of the Business; and

-
to abstain from giving any commitment, representation or undertaking on behalf or in respect of the Offeror or GGB France, and to procure that GGB France or any of its Affiliates does not make any such commitment, representation or undertaking, during the Employees’ Consultation Processes, without the Offeror’s prior written consent.

2.3
The Offeror undertakes to provide to EnPro Holdings and GGB France such co-operation, information and assistance, in a timely manner, including by attending the relevant employee representative bodies meetings, as EnPro Holdings and GGB France may reasonably require in connection with the Employees’ Consultation Processes, and providing answers to the questions that may be raised by the relevant employee representative bodies as part of the Employees’ Consultation Processes. Contents of any statements to be made by the Offeror as part of such meetings shall be discussed between EnPro Holdings and GGB France and the Offeror in good faith ahead of any meeting.

3.	COVENANTS; REPRESENTATIONS

3.1
As from the signing date of this Put Option Agreement by EnPro Holdings and EnPro Lux, EnPro Lux and EnPro Holdings shall not, and EnPro Holdings shall procure that the Seller Parties or any of their Affiliates do not (directly or indirectly), take any action to encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with, or provide any information to, any Person (other than Buyers, their Affiliates and their respective representatives) concerning any proposal or offer for, whether in one transaction or series of transactions (a) any purchase, transfer or other disposition or business combination or similar transaction of any GGB France Shares or other equity interests of GGB France; (b) any merger, consolidation, share exchange or other business combination or similar transaction involving any GGB France, any sale of all or a material portion of the assets of GGB France or any similar transaction involving GGB France; (c) any liquidation, dissolution or similar transaction with respect to GGB France; or (d) any transaction or series of transactions that are similar in substance, purpose or effect to any of the transactions described in the immediately preceding subclauses (a "Competing Bid").

3.2	Such exclusivity obligations shall terminate upon the earlier of (i) the date of execution of the Adherence Agreement or (ii) the Termination Date (plus three months).

3.3
Without limiting in any way clause 3.1, each of EnPro Holdings and EnPro Lux hereby represents and warrants that as at the date of this Put Option Agreement it (and each Seller Party and their Affiliates) is not in any discussions or negotiations with any person or entity other than the Offeror with respect to any Competing Bid.

4.	CONFIDENTIALITY

4.1	The Offeror acknowledges that it is bound by the terms of the Confidentiality Agreement, as if it were a party thereto.

4.2
Except as required by Laws or legal processes (including the Employees’ Consultation Processes) or stock exchange regulation (in which case, the party making the disclosure shall consult with the other party prior to making such disclosure and will use commercially reasonable efforts to allow the other party to comment and suggest satisfactory text in advance of such issuance or publication) and subject to any exception provided for under the Confidentiality Agreement, neither party hereto (nor any of its respective Affiliates) shall make any public announcement concerning this Offer or the transactions contemplated herein without the prior written approval (which approval will not be unreasonably withheld or delayed) of, in the case of a public announcement concerning the Offer by the Offeror or any of its Affiliates, EnPro Holdings and, in the case of a public announcement concerning the Offer by EnPro Holdings, EnPro Lux or their Affiliates, the Offeror.

4.3
EnPro Holdings and the management of EnPro Lux will be entitled to communicate on the Proposed Transaction within the Seller Parties (which must not exceed the information appearing in the memorandum to be prepared as part of the Employees’ Consultation Processes).

4.4
Notwithstanding anything to the contrary in this Offer and/or the NDA, neither EnPro Holdings, EnPro Lux nor the Offeror shall bear any responsibility in case of information leakage regarding the Proposed Transaction occurring during the Employees’ Consultation Processes the origin of which is due to the members of the relevant employees' representative bodies participating in the Employees’ Consultation Processes and not an act or omission of EnPro Holdings or EnPro Lux (in the case of a breach by EnPro Holdings or EnPro Lux) or the Offeror (in the case of a breach by the Offeror).

5.	ASSIGNMENT

This Put Option Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party (except for Offeror as provided in the following sentence) without the prior written consent of the other parties hereto.  The Offeror may assign any or all of its rights or obligations under this Put Option Agreement without the consent of the other parties hereto to one or more of its Affiliates provided, however, that no such assignment shall relieve the assigning party of any of its obligations hereunder.

6.	MISCELLANEOUS

6.1
Each of the parties hereto shall bear its own costs and expenses incident to the negotiation, preparation, and execution of this Offer, including legal and accountant fees and other professional advisors fees.

6.2	Any notice and communication made to a party to this Put Option Agreement shall be made in accordance with the provisions of Section 11.7 of the SPA (incorporated by reference mutatis mutandis).

6.3	No amendments or modifications to this Offer, or waiver of its terms, shall be valid unless acknowledged in a written instrument signed by the parties hereto.

6.4
Except as expressly provided in this Offer, the failure to exercise or delay in exercising a right to remedy provided by this Put Option Agreement or by Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Put Option Agreement or by Law prevents further exercise of the right or remedy or the exercise of another right of remedy.

6.5	The Offeror irrevocably waives any right to terminate this Offer prior to the end of the Offer Period.

6.6
Any term or provision of this Offer that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Offer or affecting the validity or enforceability of any of the terms or provisions of this Offer in any other jurisdiction. If any provision of this Offer is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

6.7	If any one of the provisions hereof shall be deemed or become null, invalid or unenforceable for any reason whatsoever (the "Challenged Provisions"):

-
the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and none of the parties shall be entitled to claim damages on account of said invalidity or unenforceability;

-	the parties shall negotiate in good faith to replace the Challenged Provisions with valid and enforceable provisions as close as possible to the common intent of the parties.

6.8
The parties hereto agree that irreparable damage may occur if any of the provisions of this Put Option Agreement were not performed in accordance with its specific terms or was otherwise breached and that any nonperformance or breach of this Offer may not be adequately compensated by monetary damages alone and that the parties hereto may not have any adequate remedy at law. Therefore, the parties agree that the parties may be entitled to specific performance and to injunctive relief to prevent breaches or threatened breaches of this Offer, and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.

6.9
This Put Option Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Put Option Agreement or the negotiation, execution or performance of this Put Option Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, United States of America applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, in each case, in respect of the interpretation and enforcement of the provisions of this Put Option Agreement and the other agreements or documents executed and delivered in connection herewith and any dispute or controversy related to the transactions contemplated hereby and the parties hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Offer and the other agreements or documents executed and delivered in connection herewith or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Offer may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Offeror, EnPro Lux or EnPro Holdings by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.7 of the SPA.

6.10
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS OFFER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OFFER OR THE TRANSACTIONS CONTEMPLATED BY THIS OFFER.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS OFFER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

EXECUTED by the Offeror the date written at the start of this Put Option Agreement.

The Offeror:

Groeneveld-Beka France SARL

/s/ Teresa L. Wilson
Name:	Teresa L. Wilson
Title:	Director

The Timken Company

/s/ Philip D. Fracassa
Name:	Philip D. Fracassa
Title:	Executive Vice President, CFO

This Put Option Agreement is countersigned by EnPro Holdings and EnPro Lux exclusively to accept the Offer as an option only, exercisable in EnPro Lux’s sole discretion in accordance with the terms and subject to the conditions set forth in this Put Option Agreement, and to acknowledge the agreement of EnPro Holdings and EnPro Lux on the terms and conditions of this Put Option Agreement (including any rights and obligations of EnPro Holdings and EnPro Lux contained therein). In no event shall such signature be construed as an acceptance of the Offer by EnPro Lux or EnPro Holdings or an undertaking by EnPro Holdings or EnPro Lux to sell to the Offeror any of the GGB France shares. The acceptance of the Offer shall only be made in accordance with the provisions of clause 1 of this Put Option Agreement.

ENPRO HOLDINGS INC.

Represented by /s/ Robert S. McLean  , duly authorized for the purposes hereof
Name: Robert S. McLean
Title: Vice President and Secretary

ENPRO LUXEMBOURG HOLDING COMPANY S.A.R.L.

Represented by /s/ Christopher J. Ravenberg          , duly authorized for the purposes hereof
Name: Christopher J. Ravenberg
Title: Class A Manager

Appendix 1

EQUITY PURCHASE AGREEMENT

[See attached.]

[Omitted from filing.  The document is Exhibit 10.1 to the Form 8-K of EnPro Industries, Inc. filed on September 6, 2022.]

Appendix 2

Employees’ Consultation Processes

1.	EnPro Holdings and EnPro Lux irrevocably undertake to proceed with the following consultation processes:

a.
the Social and Economic Committee (comité économique et social, which replaces the work council) of GGB France (the “SEC”) shall be informed and consulted on the Proposed Transaction in accordance with article L. 2312-8 of the French Labor Code (the “SEC Process”); and

b.
the employees of GGB France (the “French Employees”) shall be informed of the intent of EnPro Lux to sell all the GGB France Shares and the option granted to such employees to make an offer for the purchase of such GGB France Shares in accordance with Articles L. 23-10-1 and seq. of the French Commercial Code (“Hamon Law Process”). The French Employees can make an offer for the GGB France Shares until the end of the SEC’s consultation process.

2.
Upon execution of this Put Option Agreement and as soon as reasonably practicable and no later than five Business Days after this date of this Put Option Agreement, EnPro Holdings and EnPro Lux irrevocably undertake to:

a.	call a first meeting of the SEC for the purpose of discussing and considering the Proposed Transaction under the French Labor Code;

b.
deliver a notice to all the French Employees by means of registered mails with return receipt (lettres recommandées avec accusé de réception) or hand-delivered mails (lettres remises en mains propres) or, where practicable, by e-mail (with confirmation of email receipt requested) informing them about their rights under Articles L. 23-10-1 and seq. of the French Commercial Code in the context of the Proposed Transaction;

c.
take all necessary steps and actions to obtain the opinion of the SEC within the period provided by applicable Law or any longer period provided by the collective bargaining agreement applicable to GGB France or any period ordered by a competent court in accordance with applicable Law.

3.
The SEC Process shall be deemed completed on the earlier of (i) the date on which, following its information and consultation in accordance with the applicable Laws and regulations, the SEC has delivered its opinion (whether positive or negative) in respect of the Proposed Transaction or (ii) failing an express opinion from the SEC after the expiration of the statutory time limits pursuant to the applicable laws and regulations, will be deemed to have delivered a final opinion.

4.
The Hamon Law Process shall be deemed completed, (i) after all the French Employees have been informed about the Proposed Transaction, and (ii) on the date (a) on which the SEC has delivered its opinion (whether positive or negative) in respect of the Proposed Transaction or (b) failing an express opinion from the SEC after the expiration of the statutory time limits pursuant to the applicable Laws and regulations, will be deemed to have delivered a final opinion.

Appendix 3

Form of Adherence Agreement

[see attached.]

[Omitted from filing.]